Exhibit 10.7

CENTURY ALUMINUM COMPANY
TIME-VESTING PERFORMANCE SHARE UNIT AWARD AGREEMENT
UNDER THE
AMENDED AND RESTATED STOCK INCENTIVE PLAN
AND THE
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

This Agreement is made as of ________________, ________, (the “Award Date”), between CENTURY ALUMINUM COMPANY (the “Company”) and _________ (“Participant”).

WITNESSETH:

WHEREAS, the Company has adopted: (i) the Century Aluminum Company Amended and Restated Stock Incentive Plan, effective June 23, 2014 (the “Stock Incentive Plan”) and (ii) the Century Aluminum Company Amended and Restated Long-Term Incentive Plan, effective June 23, 2014 (the “LTIP”), authorizing the grant of awards of Time-vesting Performance Share Units to eligible individuals in connection with the performance of services for the Company and its Subsidiaries; and

WHEREAS, the Company regards Participant as a valuable contributor to the Company, and has determined that it would be to the advantage and interest of the Company and its stockholders to award to Participant the Time-vesting Performance Share Units provided for in this Agreement, subject to the terms and conditions of this Agreement, the Stock Incentive Plan and the LTIP.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, the parties to this Agreement hereby agree as follows:

1.
Award of Time-vesting Performance Share Units. The Company hereby awards to Participant ______ Time-vesting Performance Share Units for the period extending from January 1, ____ to December 31, ____ (the “Plan Period”). Subject to the terms and conditions of this Agreement, the Stock Incentive Plan and the LTIP, each Time-vesting Performance Share Unit represents the right to receive one share of the Company’s common stock.

2.	Vesting and Settlement; Change in Control; Termination of Employment.

(a)
Vesting and Settlement. Except as provided in 2(b)-(e) below, Time-vesting Performance Share Units will vest in full on the last day of the Plan Period, and payment shall be made on or before March 30 in the calendar year that begins immediately after the end of the Plan Period.

(b)
Termination of Employment. Termination of employment with the Company and its Subsidiaries prior to the end of the Plan Period for any reason other than death, Disability, Retirement or in connection with a Change in Control pursuant to Sections 2(c) and 2(d) hereof, shall result in forfeiture of all Time-vesting Performance Share Units.

(c)
Termination Due to Death, Disability or Retirement. A pro-rated portion of the Time-vesting Performance Share Units will be vested if employment with the Company and its Subsidiaries is terminated prior to the end of the Plan Period due to death, Disability, Retirement or other reason approved by the Committee. The pro-rated portion shall be determined by multiplying the Time-vesting Performance Share Units by a fraction, the numerator of which is the number of days of full employment by the Company or a Subsidiary during such Plan Period and the denominator of which is the number of total days in the Plan Period. Settlement of such a pro-rated Time-vesting Performance Share Units will be made on or before March 30 in the calendar year that begins immediately after the end of the Plan Period; provided that if Participant’s employment is terminated prior to the end of the Plan Period due to death, settlement of the pro-rated Time-vesting Performance Share Units will be made as soon as administratively practicable following such death and in no event later than 2½ months after the end of the calendar year of death. The remaining portion of any Time-vesting Performance Share Units will be canceled and forfeited.

(d)
Change of Control. All Time-vesting Performance Share Units will be vested if, prior to the end of the applicable Plan Period, Participant (i) is Terminated Other than for Cause during a Change in Control Protection Period or (ii) terminates employment for Good Reason during a Change in Control Protection Period. Settlement of such Time-vesting Performance Share Units shall be made within 60 days following termination of employment (or within such other time period as may be required under Section 409A of the Code, if the award constitutes “deferred compensation” under that Code Section).

(e)
Severance Plan Controls if Better. Notwithstanding anything to the contrary contained herein, the vesting and settlement timing of Time-vesting Performance Share Units shall be as provided under the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) if the Participant is a participant therein, or other written agreement between the Participant and the Company which has been approved by the Committee, if such rights are more favorable to Participant than the vesting and settlement terms described above. Notwithstanding the preceding sentence, if, following the date of this Agreement, Participant becomes first eligible for the Severance Plan or reaches another agreement that is more favorable than the terms of this Agreement, the Severance Plan or such other agreement will not apply to accelerate or delay the time of payment of this Award if such would be impermissible under Section 409A of the Code, but vesting or computation of the amounts to be paid shall be governed by the most favorable of such plans and agreements.

(f)
Release. The receipt by the Participant of any payments or benefits under Sections 2(c) or 2(d) is further subject to the Participant, or Participant’s heirs or successor(s), as applicable, executing, delivering and not revoking a release of claims in form and substance acceptable to the Company acting reasonably within forty five (45) days following termination, or all rights to payment or receipt of benefits hereunder lapse.

3.
Change in Common Stock or Corporate Structure. Upon any stock dividend, stock split, combination or exchange of shares of common stock, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of Time-vesting Performance Share Units granted hereunder shall be equitably and appropriately adjusted, and the securities subject to the Time-vesting Performance Share Units shall be equitably and appropriately substituted for new securities or other consideration, as determined by the Committee in accordance with the provisions of the Stock Incentive Plan. Any such adjustment made by the Committee shall be conclusive and binding upon the Participant, the Company and all other interested persons.

4.
Designation of Beneficiaries. On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant’s death, all or part of any amounts to be distributed to Participant under this Agreement.

5.
Stock Certificates. Upon the settlement of the Time-vesting Performance Share Units (and subject to payment by Participant of all applicable withholding taxes pursuant to Section 12), the Company shall cause a stock certificate to be delivered or book entry to be made covering the appropriate number of shares registered on the Company's books in the name of Participant. All Time-vesting Performance Share Units which are issued under this Agreement shall be fully paid and non-assessable.

6.
Voting, Dividends. Participant shall have no rights as a stockholder (including no rights to vote or receive dividends or distributions) with respect to any Time-vesting Performance Share Units until Participant becomes a stockholder upon the settlement of such Time-vesting Performance Share Units in accordance with the terms and provisions of the Agreement and the Stock Incentive Plan. Notwithstanding the foregoing, Participant will be entitled to receive dividend equivalents with respect to the Time-vesting Performance Share Units as provided in this Section 6. Upon an ordinary cash dividend on the shares of common stock of the Company the record date of which is prior to the settlement or forfeiture of any Time-vesting Performance Share Units, the Company shall allocate for Participant an amount equal to the amount of such ordinary cash dividend multiplied by the number of Time-vesting Performance Share Units, and the Company shall pay immediately to Participant any such amounts upon the vesting and settlement of the corresponding Time-vesting Performance Share Units, provided that any rights to receive such amounts shall be forfeited upon the forfeiture of the corresponding Time-vesting Performance Share Units.

7.
Data Privacy. Participant hereby acknowledges that to perform its requirements under this Agreement, the LTIP and the Stock Incentive Plan, the Company and its Subsidiaries may process sensitive personal data about Participant. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about Participant. Participant hereby gives explicit consent to the Company to process any such personal data and/or sensitive personal data. The legal persons for whom such personal data are intended are the Company and any of its Subsidiaries and representatives, including stock brokers, stock record keepers or other consultants. Participant has been informed of his/her right of access and correction to his/her personal data by applying to the Company's director of human resources.

8.
Employee Rights. Participant may not assign or transfer his or her rights under this Agreement except as expressly provided under the Stock Incentive Plan and the LTIP. The Agreement does not create a contract of employment between Participant and the Company or any of its Subsidiaries, and does not give Participant the right to be retained in the employment of the Company or any of its Subsidiaries; nor does it imply or confer any other employment rights, or confer any ownership, security or other rights to Company assets. The Time-vesting Performance Share Units awarded hereunder are solely within the discretion of the Company, are not intended to constitute a part of Participant’s wages, ongoing or otherwise, and no inference should be drawn or permitted that the grant herein suggests Participant will receive any subsequent grants. If any subsequent grant is in fact made, it shall be in the sole discretion of the Company and the Company is under no obligation to make any future grant or to consider making any future grant. The value of the Time-vesting Performance Share Units awarded under this Agreement (either on the date of the award or at the time of vesting) shall not be included as compensation or earnings for purposes of any other benefit plan offered by the Company.

9.
Recoupment. The Time-vesting Performance Share Units awarded hereunder shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.

10.
Delaware Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.

11.
Section 409A. Participant acknowledges that Participant’s receipt of certain benefits under this Agreement may be subject to Section 409A of the Code. If the Company determines that the Participant is a “specified employee” (as defined under Section 409A) at the time of termination of employment, then, payment shall be delayed until six months and one day following termination of employment if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. In addition, to the extent that Participant’s benefits under this Agreement are payable upon a termination of employment and are subject to Section 409A, a “termination of employment” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.

12.
Withholding. The Company and its Subsidiaries shall have the right to deduct from any payments of any kind due to the recipient hereunder, or to otherwise require payment by the recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under this Agreement. In addition, subject to and in accordance with the provisions of the Stock Incentive Plan and the approval of the Company, the Participant may elect to satisfy the withholding requirement with respect to the Time-vesting Performance

Share Units by authorizing and directing the Company to withhold shares of common stock of the Company having a fair market value equal to the minimum required statutory withholding amount with respect thereto, in accordance with such procedures as the Company may provide. The Company is not responsible for any tax consequences to Participant relating to this Agreement. Participant alone is responsible for these tax obligations, and hereby agrees to indemnify the Company from any loss or liability it suffers as a result of the failure by Participant to pay such tax obligations.

13.
Definitions. In addition to terms defined elsewhere in this Agreement and capitalized terms not defined herein but defined in the Stock Incentive Plan or the LTIP which shall control hereunder, the following terms shall have the following meanings:

(a)	“Beneficial Owner” or "Beneficially Owned" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)
“Change in Control” of the Company shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

i.
any Person (other than a Permitted Person or Glencore Xtrata plc or any of its subsidiaries, affiliates, successors or assigns (collectively, “Glencore”)) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

ii.	Glencore becomes the Beneficial Owner, directly or indirectly, of all of the issued and outstanding voting securities of the Company;

iii.
Incumbent Directors at the beginning of any twelve- (12) month period cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board of Directors of the Company. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date; (B) are appointed by or on behalf of Glencore; or (C) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority vote of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest by any Person, including but not limited to a consent solicitation, relating to the election of directors to the Board of Directors of the Company);

iv.	the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

v.
the consummation of (A) a reorganization, merger or consolidation, or sale or disposition by the Company of all or substantially all of the assets of the Company and its subsidiaries to any Person or (B) the acquisition of assets or stock of another Person in exchange for voting securities of the Company (each of (A) and (B) a “Business Combination”), in each case, other than a Business Combination (x) with a Permitted Person or (y) pursuant to which, at least fifty percent (50%) of the combined voting power of the voting securities of the entity resulting from such Business Combination are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; provided that, any Business Combination with Glencore shall not constitute a Change in Control, unless, as a result of such Business Combination, Glencore (X) owns, directly or indirectly, all or substantially all of the assets of the Company and its subsidiaries or (Y) Beneficially Owns, directly or indirectly, of all of the issued and outstanding voting securities of the Company.

(c)
“Change in Control Protection Period” shall mean (i) the twenty-four- (24) month period beginning on the date of any Change in Control occurring and (ii) the six- (6) month period prior to the date of any Change in Control, if the Participant is terminated during such six-month period and such termination (x) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of the Change in Control.

(d)
“Disability” means a condition of Participant which, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months: (a) makes Participant unable to engage in any substantial gainful activity; or (b) as a result of which Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. If at any time a physician appointed by the Company or its agent or insurer, or the Social Security Administration, makes a determination with respect to Participant’s Disability, that determination shall be final, conclusive, and binding upon the Company, the Participant, and their successors in interest.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Good Reason” shall mean the occurrence of any one of the following without the Participant’s prior written consent:

i.
a reduction in the Participant’s base salary, target annual cash incentive bonus or long-term incentive compensation opportunity (as determined by the Compensation Committee in good faith), except as part of a reduction of less than ten percent (10%) that is applicable to all of the Company’s senior executives; or

ii.
a relocation of the offices at which the Participant is principally employed for a period of at least three months, which relocation increases the distance between the Participant’s residence and such offices by more than fifty (50) miles, excluding required and appropriate travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control or substantially consistent with the customary travel obligations of a similarly situated officer of a similar sized company.

provided, however, that in either such case: (1) the Participant notifies the Company of the occurrence of Good Reason within sixty (60) days after the Participant becomes aware (or should have become aware) of the applicable facts and circumstances giving rise to the occurrence; (2) the Company shall have the right, within thirty (30) days after receipt of such written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Plan on which the Participant relies), to cure the event or circumstances giving rise to such Good Reason and, in the event of the Company so cures, such event or circumstances shall not constitute Good Reason hereunder; and (3) if the Company fails to cure the event or circumstance giving rise to such Good Reason, the Participant resigns within thirty (30) days after the expiration of the thirty-day cure period. In any event, for a termination to be considered for Good Reason hereunder, the termination must occur no later than two years after the initial existence of the condition alleged to give rise to Good Reason. A Good Reason termination shall be treated as an involuntary separation from service for purposes of Code Section 409A.

(g)
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (the entities identified in clauses (i)-(iv), the “Permitted Persons” and each a “Permitted Person”).

(h)	“Retirement” shall mean termination of employment on or after the attainment of “normal retirement age” as defined under the Company’s Employees Retirement Plan as in effect on the Award Date.

(i)
“Subsidiary” shall mean any corporation or other entity, or any partnership or other enterprise, the voting stock or other form of equity of which, as the case may be, is owned or controlled 50% or more, directly or indirectly, by the Company.

(j)
“Termination Other than for Cause” shall mean termination of Participant’s employment by the Company or a Subsidiary other than for Cause and expressly excludes voluntary termination by Participant. “Cause” shall mean:

i.
the Participant’s malfeasance or nonfeasance in the performance of the material duties or responsibilities of his or her position with the Company or any of its subsidiaries, or failure to timely carry out any material lawful and reasonable directive of the Company, in each case if not remedied within fifteen (15) days after receipt of written notice from the Company describing such malfeasance, non-feasance or failure;

ii.
the Participant’s embezzlement or misappropriation of any material funds or property of the Company or any of its subsidiaries or of any material corporate opportunity of the Company or any of its subsidiaries;

iii.
the conduct by the Participant which is a material violation of any agreement between the Participant and the Company or any of its subsidiaries or affiliates in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;

iv.
any material violation of any generally applicable written policy of the Company previously provided to the Participant, the terms of which provide that violation may be grounds for termination of employment in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;

v.
the commission by the Participant of an act of fraud or willful misconduct or Participant’s gross negligence, in each case that has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries; or

vi.	the Participant’s commission of any felony or of any misdemeanor involving moral turpitude.
Any termination for Cause of a Participant shall be effective upon receipt by the Participant of a notice in accordance stating in reasonable detail the facts and circumstances alleged to provide a basis for termination for Cause, provided, that, if provided for in a separate contract, communication or letter to a specific Participant, shall be effective only as and if the process in such separate contract, communication or letter is followed.

14.
Entire Agreement; Interpretation; Amendment. The LTIP, the Stock Incentive Plan and this Agreement together constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, supersede all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith, and shall not be modified or amended except by written instrument duly signed by the parties. In the event of any conflict between this Agreement, the Stock Incentive Plan and the LTIP, the following order of precedence shall apply: first the LTIP, then the Stock Incentive Plan (unless payment hereunder is to be made in stock, in which event the reverse order shall apply) and then this Agreement. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provision. The Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of this Agreement, and its decisions shall be binding and conclusive upon all interested parties. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Time-vesting Performance Share Unit Award Agreement as of the date first above written. The Participant also hereby acknowledges receipt of a copy of the Stock Incentive Plan and the LTIP.

Century Aluminum Company

By
Name, Tile

Participant Signature

Participant Printed Name